UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

          Under the Securities Exchange Act of 1934 (Amendment No. 1)*


                        ALLIANCE DATA SYSTEMS CORPORATION
     ---------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $0.01 Per Share
     ---------------------------------------------------------------------
                         (Title of Class of Securities)

                                    018581108
     ---------------------------------------------------------------------
                                 (CUSIP Number)

                             Peter A. Nussbaum, Esq.
                           CR Intrinsic Investors, LLC
                             72 Cummings Point Road
                               Stamford, CT 06902
                                 (203) 890-2000
     ---------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)



                                December 12, 2007
     ---------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
---------------------------------                              -----------------
CUSIP No. 018581108                                            Page 2 of 9 Pages
---------------------------------                              -----------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            CR Intrinsic Investors, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    6,335,948*
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                6,335,948*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,335,948*
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            8.0%*
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------------------                              -----------------
CUSIP No. 018581108                                            Page 3 of 9 Pages
---------------------------------                              -----------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            CR Intrinsic Investments, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Anguilla, British West Indies
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    6,335,948*
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                6,335,948*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,335,948*
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            8.0%*
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------------------                              -----------------
CUSIP No. 018581108                                            Page 4 of 9 Pages
---------------------------------                              -----------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Sigma Capital Management, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    55,000
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                55,000
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            55,000
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.1%*
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------------------                              -----------------
CUSIP No. 018581108                                            Page 5 of 9 Pages
---------------------------------                              -----------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Steven A. Cohen
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    6,390,948*
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                6,390,948*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,390,948*
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            8.1%*
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13D/A (this "Amendment No. 1") amends the Schedule 13D filed with the Securities and Exchange Commission on December 10, 2007 (the "Original Schedule 13D" and, together with this Amendment No. 1, are collectively referred to herein as the "Schedule 13D"). This Amendment No. 1 relates to the shares of common stock, par value $0.01 per share, of Alliance Data Systems Corporation, a Delaware corporation (the "Issuer"). Unless the context otherwise requires, references herein to the "Common Stock" are to such common stock of the Issuer. Capitalized terms used but not defined herein shall have the meanings given them in the Original Schedule 13D.

Item 3.   Source and Amount of Funds or Other Consideration.

Item 3 of Schedule 13D is hereby amended and restated in its entirety as follows:

     The Reporting Persons expended an aggregate of approximately $445,517,183.28 of its investment capital to purchase the 5,783,348 shares of Common Stock. Such transactions were effected in open market purchases and acquired in the ordinary course of business and are held by CR Intrinsic Investments and Sigma Capital Associates in commingled margin accounts, maintained at Goldman Sachs & Co., which may extend margin credit to the Reporting Persons as and when required to open or carry positions in the margin accounts, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the account. The margin accounts may from time to time have debit balances. Since other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the shares of Common Stock reported herein.

Item 5.   Interest in Securities of the Issuer.

Item 5 of Schedule 13D is hereby amended and restated in its entirety as follows:

     (a) As of the close of business on December 13, 2007, the Reporting Persons beneficially own an aggregate of 6,390,948* shares of Common Stock, representing approximately 8.1%* of the shares of Common Stock outstanding. The percentages used herein are based upon the 78,740,781 shares of Common Stock reported to be outstanding as of November 2, 2007 by the Issuer in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2007.

     CR Intrinsic Investors, Sigma Capital Management and Mr. Cohen own directly no shares of Common Stock. Pursuant to an investment management agreement, CR Intrinsic Investors holds all investment and voting power with respect to securities held by CR Intrinsic Investments. Pursuant to an investment management agreement, Sigma Capital Management holds all investment and voting power with respect to securities held by Sigma Capital Associates. Mr. Cohen, through one or more intermediary holding companies, controls CR Intrinsic Investments and Sigma Capital Associates. By reason of the provisions of Rule 13d-3 of the Act, as amended, each of CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 6,335,948* shares of Common Stock (constituting approximately 8.0%* of the shares of Common Stock outstanding). Each of Sigma Capital Management and Mr. Cohen may be deemed to own beneficially 55,000 shares of Common Stock (constituting approximately 0.1% of the shares of Common Stock outstanding).

     * Includes 607,600 shares of Common Stock subject to call options held by CR Intrinsic Investments.

     (b) None of the Reporting Persons has sole power to vote or direct the vote or sole power to dispose or direct the disposition of shares of Common Stock.

          (i) CR Intrinsic Investors has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 6,335,948* shares of Common Stock, constituting approximately 8.0%* of such class of securities;

          (ii) CR Intrinsic Investments has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 6,335,948*shares of Common Stock, constituting approximately 8.0%* of such class of securities;

          (iii) Sigma Capital Management has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 55,000 shares of Common Stock, constituting approximately 0.1% of such class of securities; and

          (iv) Steven A. Cohen has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 6,390,948* shares of Common Stock, constituting approximately 8.1%* of such class of securities.

     (c) Information concerning transactions in the shares of Common Stock effected by the Reporting Persons since the filing of the Original Schedule 13D is set forth in Schedule A hereto and is incorporated herein by reference. All of such transactions were effected in open market purchases through various brokerage entities on the New York Stock Exchange.

     (d) No person other than CR Intrinsic Investors, CR Intrinsic Investments, Sigma Capital Management and Steven A. Cohen is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock directly beneficially owned by CR Intrinsic Investments and Sigma Capital Associates.

     (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of Schedule 13D is hereby amended and restated in its entirety as follows:

     Other than as described herein, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Persons and any other person with respect to the securities of the Issuer.

     As noted in Item 5 above, CR Intrinsic Investments holds call options to acquire an aggregate of 607,600 shares of Common Stock. Such options are included in the beneficial ownership amounts reported on this Schedule 13D.

     The Reporting Persons may, from time to time, enter into and dispose of cash-settled equity swaps or other similar derivative transactions with one or more counterparties that are based upon the value of shares of Common Stock, which transactions may be significant in amount. The profit, loss and/or return on such contracts may be wholly or partially dependent on the market value of the shares of Common Stock, the relative value of shares of Common Stock in comparison to one or more other financial instruments, indexes or securities, a basket or group of securities in which shares of Common Stock may be included, or a combination of any of the foregoing. In addition to the shares of Common Stock reported herein by the Reporting Persons, S.A.C. MultiQuant Fund, LLC, an affiliate of the Reporting Persons, currently has long economic exposure to 1,800 shares of Common Stock through such contracts and another affiliate of the Reporting Persons, S.A.C. Capital Associates, LLC, currently has long economic exposure to an additional 21,600 shares of Common Stock through such contracts. These contracts do not give the Reporting Persons direct or indirect voting, investment or dispositive control over any securities of the Issuer and do not require the counterparties thereto to acquire, hold, vote or dispose of any securities of the Issuer. Accordingly, the Reporting Persons disclaim any beneficial ownership in any securities that may be referenced in such contracts or that may be held from time to time by any counterparties to such contracts.

Item 7.   Material to be filed as Exhibits.

1.  Schedule A - Trading History

                                   SIGNATURES

     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.

Dated: December 14, 2007


                                             CR INTRINSIC INVESTORS, LLC


                                             By:   /s/ Peter Nussbaum
                                                   -----------------------------
                                                   Name:   Peter Nussbaum
                                                   Title:  Authorized Person


                                             CR INTRINSIC INVESTMENTS, LLC


                                             By:   /s/ Peter Nussbaum
                                                   -----------------------------
                                                   Name:   Peter Nussbaum
                                                   Title:  Authorized Person


                                             SIGMA CAPITAL MANAGEMENT, LLC


                                             By:   /s/ Peter Nussbaum
                                                   -----------------------------
                                                   Name:   Peter Nussbaum
                                                   Title:  Authorized Person


                                             STEVEN A. COHEN


                                             By:   /s/ Peter Nussbaum
                                                   -----------------------------
                                                   Name:   Peter Nussbaum
                                                   Title:  Authorized Person

                                                       Schedule A
                                                       ----------

                                   TRADING HISTORY, ALLIANCE DATA SYSTEMS CORPORATION

-------------------------- ------------------------------------ ------------------- ----------- -----------------------
          Date                        Company Name                     Type           Amount     Price Per Share ($)
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        3900              77.2
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        200              77.23
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        1500             77.24
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock       30500             77.25
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        2200             77.26
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        1800             77.265
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        8669             77.28
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        400              77.29
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        5400             77.35
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        400              77.36
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        2313             77.37
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        800              77.38
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        1100             77.39
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        9787              77.4
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        2300             77.41
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        1700             77.42
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        4600             77.43
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        3731             77.44
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        4300             77.45
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        5700             77.46
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        9800             77.47
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        6100             77.48
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        2800             77.49
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock       55200              77.5
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        1200             77.51
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        2100             77.52
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        4000             77.53
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        3100             77.54
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        5428             77.55
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        800              77.56
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        2200             77.57
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock       26301             77.58
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        3200             77.59
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        6041              77.6
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock       14707             77.61
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        1226             77.62
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        3118             77.63
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        500              77.64
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        7949             77.65
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        3300             77.66
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        500              77.67
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        400              77.68
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        1500             77.69
-------------------------- ------------------------------------ ------------------- ----------- -----------------------




-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        3600              77.7
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        700              77.72
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        8300             77.73
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        2000             77.74
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        400              77.75
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        400              77.76
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        600              77.77
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        800              77.78
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        400              77.79
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        400               77.8
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        1400             77.81
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        1300             77.82
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock       10000             77.85
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        500               77.9
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007             CR Intrinsic Investments, LLC        Common Stock        430              78.05
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        200              78.15
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        300              77.52
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        1200             77.53
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        2300             77.54
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        5400             77.55
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        6800             77.56
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        600              77.57
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        7800             77.58
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        9900             77.59
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock       24000              77.6
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        8300             77.61
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        8900             77.62
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        200              77.63
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        900              77.64
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        5400             77.65
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        1700             77.66
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        400              77.67
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        800              77.68
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        800              77.69
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        7300              77.7
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        900              77.72
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        5500             77.73
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        3600             77.74
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock       40600             77.75
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        245              77.77
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock       25000             77.78
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        1500              77.8
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        1055             77.81
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        800              77.82
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        4100             77.83
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        900              77.84
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        2700             77.85
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        100              77.85
-------------------------- ------------------------------------ ------------------- ----------- -----------------------




-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        400              77.86
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        500               77.9
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        200              77.92
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        400              77.97
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        100              77.98
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        1500               78
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        400              78.01
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock        800              78.02
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007             CR Intrinsic Investments, LLC        Common Stock       15800             78.029
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Call Option       400,000            0.575
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             Sigma Capital Associates, LLC         Put Option       200,000              2
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        800                75
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        700              75.02
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        200               75.1
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        100               75.2
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        102              75.22
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        100              75.23
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        1212             75.24
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        1000             75.25
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        400              75.28
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        100              75.32
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        100              75.32
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        100              75.36
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        1000             75.37
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        200              75.38
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        300              75.39
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        2300              75.4
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        500              75.41
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        100              75.42
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        700              75.44
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        600              75.45
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        100              75.47
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        600              75.48
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        1688             75.49
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        7700              75.5
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        498              75.51
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        400              75.52
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        100              75.53
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        100              75.54
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        900              75.55
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        300              75.56
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        1400             75.57
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        400              75.58
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        600              75.59
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        700               75.6
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        100              75.62
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        600               75.7
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        700              75.73
-------------------------- ------------------------------------ ------------------- ----------- -----------------------




-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        2200             75.74
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock       20890             75.75
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        1900             75.76
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        1100             75.765
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        1300             75.77
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        2000             75.78
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        1000             75.79
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        2000              75.8
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        400              75.81
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        100              75.81
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        800              75.82
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        600              75.83
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        400              75.84
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        2600             75.85
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        100               75.9
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        500              75.91
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        800              75.95
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        100              75.95
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        300              75.96
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        9300             75.97
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        1600             75.98
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        2200             75.99
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        100              75.99
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock       11610            75.9994
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock       37000               76
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        100              76.04
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        600              76.05
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        1200             76.08
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        600              76.09
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        100               76.1
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        100              76.11
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        100              76.13
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        100              76.14
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        200              76.145
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        400              76.17
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        500              76.18
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        900              76.19
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        1400              76.2
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        3900             76.21
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        100              76.22
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        300              76.23
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        500              76.26
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        200              76.27
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        200              76.29
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        300               76.3
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        900              76.32
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        5800             76.36
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             Sigma Capital Associates, LLC        Common Stock        900              76.36
-------------------------- ------------------------------------ ------------------- ----------- -----------------------




-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             Sigma Capital Associates, LLC        Common Stock        600              76.38
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        1100              76.4
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             Sigma Capital Associates, LLC        Common Stock        400               76.4
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        100              76.42
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        800              76.43
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        500              76.44
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             Sigma Capital Associates, LLC        Common Stock        1644             76.44
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        400              76.45
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             Sigma Capital Associates, LLC        Common Stock        156              76.45
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        600              76.46
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             Sigma Capital Associates, LLC        Common Stock        300              76.46
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        500              76.47
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             Sigma Capital Associates, LLC        Common Stock        734              76.47
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        800              76.48
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             Sigma Capital Associates, LLC        Common Stock        200              76.48
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        2050             76.49
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             Sigma Capital Associates, LLC        Common Stock        800              76.49
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        400              76.495
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        4700              76.5
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             Sigma Capital Associates, LLC        Common Stock       17966              76.5
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        300              76.52
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        200              76.52
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        600              76.53
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        200              76.59
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        100              76.68
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        300              76.69
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        100               76.7
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        300              76.71
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock       95150             76.75
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        200              76.77
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        100              76.79
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        400               76.8
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        100               76.8
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        200              76.83
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        200              76.85
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        800              76.86
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        400              76.87
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        200               76.9
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        200              76.91
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        100              76.91
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        200              76.92
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        100              76.94
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        200              76.95
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        200              76.95
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        300              76.96
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        1000             76.98
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock       50000               77
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007             CR Intrinsic Investments, LLC        Common Stock        200              77.03
-------------------------- ------------------------------------ ------------------- ----------- -----------------------




-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        2300             74.21
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        200              74.22
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        200              74.24
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        600              74.25
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        1300             74.28
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        7500             74.29
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        1400              74.3
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        600              74.31
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        194              74.33
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        100              74.35
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        100              74.36
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        200              74.39
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        100              74.39
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        600              74.42
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        100              74.42
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        200              74.43
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        200              74.43
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        500              74.44
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        7706             74.45
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        200              74.46
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        300              74.47
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        100              74.48
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        100              74.48
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        900              74.49
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        600               74.5
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        500              74.51
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        400              74.52
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        100              74.53
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        400              74.54
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        600              74.55
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        100              74.56
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        1000             74.59
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        800               74.6
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        1800             74.61
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        800              74.65
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        800              74.68
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        2993             74.69
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        1507              74.7
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        2060             74.71
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        600              74.72
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        500              74.73
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        4640             74.75
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        300              74.76
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        1600             74.77
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        100              74.78
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        1300             74.86
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        5800             74.87
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        1300             74.88
-------------------------- ------------------------------------ ------------------- ----------- -----------------------




-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock        5400             74.89
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock       14000              74.9
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             CR Intrinsic Investments, LLC        Common Stock       25000               75
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        300              76.14
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        200              76.17
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        100              76.18
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        100              76.19
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        300              76.36
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        1300             76.37
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        6700              76.4
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        900              76.41
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        1000             76.43
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        700               76.7
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        100              76.72
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        600              76.73
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        100                77
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        500              77.02
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        200              77.06
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        100              77.08
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        2500             77.09
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/10/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -200             77.66
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/11/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -100             77.88
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -100              75.3
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -100             75.44
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -100             75.81
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -200             75.99
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -100             76.01
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -100             76.03
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -100             76.08
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -200             76.12
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -200              76.2
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -100             76.26
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -100              76.3
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -100             76.48
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -100             76.52
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -100              76.7
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -200             76.75
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -100              76.8
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/12/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -100             76.99
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock       -8400              73.5
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        -300             73.51
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        -400             73.52
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock       -1800             73.53
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock       -1700             73.55
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        -141             73.57
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock       -21600             73.6
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        -900             73.61
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock       -1100             73.62
-------------------------- ------------------------------------ ------------------- ----------- -----------------------




-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        -800             73.65
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        -100             73.66
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        -300             73.67
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        -200             73.68
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock       -1400             73.69
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock       -4659              73.7
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        -300             73.71
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock       -7700             73.72
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock       -5500             73.73
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        -600             73.74
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007             Sigma Capital Associates, LLC        Common Stock        -800             73.75
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -100             74.31
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -100             74.38
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -100             74.41
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -100             74.43
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -200             74.45
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -100             74.48
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -400             76.18
-------------------------- ------------------------------------ ------------------- ----------- -----------------------
       12/13/2007              S.A.C. MultiQuant Fund, LLC         Common Stock        -300             76.23
-------------------------- ------------------------------------ ------------------- ----------- -----------------------